Exhibit 99.8

                          HUNGARIAN TELEPHONE AND CABLE
                   FINALIZES TWO AGREEMENTS WITH TELE DANMARK

Stamford, Conn., October 7, 1997 - Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that it has concluded two previously announced agreements with Tele Danmark A/S.

         In the first agreement, the Company issued 447,232 shares of HTC common stock in exchange for $5.5 million in loans owed by two of the Company's subsidiaries to Tele Danmark. In the second agreement, the Company issued 101,018 shares of HTC common stock in exchange for Tele Danmark's 4.8 percent ownership interest in each of two of the Company's subsidiaries.

          As a result of the transactions, Tele Danmark now owns 19.3% of the Company's outstanding common stock. James G. Morrison, the Company's President and Chief Executive Officer, said, "We are pleased with Tele Danmark's increased commitment to our Company at the parent level. Our strategic relationship with Tele Danmark has benefited and will continue to benefit our Company and its shareholders."

         Hungarian Telephone and Cable Corp. is a rapidly growing provider of basic telephone services in five defined operating regions of the Republic of Hungary. The Company operates through four Hungarian subsidiaries which have been granted 25-year telecommunications concessions by the Hungarian government.


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